Exhibit 99.1

Contact:	Constance Walker, for news media, 610-774-5997 Timothy J. Paukovits, for financial community, 610-774-4124

PPL completes successful sale of natural gas distribution and propane businesses

ALLENTOWN, Pa. (Oct. 1, 2008) -- PPL Corporation has successfully completed the sale of its natural gas distribution and propane subsidiaries to UGI Utilities, Inc.
UGI Utilities, a wholly owned subsidiary of UGI Corporation based in Valley Forge, Pa., has acquired PPL Gas Utilities Corporation and Penn Fuel Propane, LLC, for about $268 million in cash plus working capital.
PPL announced in July 2007 its intention to sell its gas distribution and propane companies and signed a definitive sale agreement with UGI in March of this year. The two companies represented about 1 percent of PPL’s overall earnings from ongoing operations in 2007.
“We appreciate the professionalism and high standards for safety and service that the employees of these businesses have demonstrated over the years and during this time of transition,” said William H. Spence, PPL’s executive vice president and chief operating officer. “The outstanding performance of these businesses can be attributed to their employees.”
The gas utility serves about 76,000 natural gas distribution customers in 35 counties throughout Pennsylvania and a small area of Maryland. It operates about 3,800 miles of pipeline and owns underground gas storage capacity in three separate reservoirs in north-central Pennsylvania.
The propane subsidiary buys propane on a wholesale basis and stores, delivers and sells it to about 33,000 industrial, commercial and residential customers in Pennsylvania, Delaware, Maryland and West Virginia.
UGI Corporation is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44 percent of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI Utilities Inc. is a wholly owned subsidiary of UGI Corporation. UGI Utilities serves natural gas to approximately 478,000 customers in 28 Pennsylvania counties, including the cities of Allentown, Bethlehem, Easton, Harrisburg, Lancaster, Lebanon, Reading, Scranton, Wilkes-Barre and Williamsport. UGI Utilities delivers electricity to approximately 62,000 customers in two northeastern Pennsylvania counties near Wilkes-Barre.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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